Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

1.                                      This Separation Agreement and General Release (“Agreement”) is between Theresa Matkovits (“Employee”) and ContraVir Pharmaceuticals, Inc. (the “Company”) to resolve any and all outstanding issues between the parties and to set forth all of the obligations between the parties.

2.                                      Employee has resigned from her employment with the Company without “Good Reason” as such term is defined in Employee’s Executive Agreement, dated June 1, 2015 (the “Employment Agreement”).  Employee’s resignation took effect on October 12, 2018 (the “Release Date”).  Employee acknowledges and agrees that the Company has paid her all accrued compensation or benefits that accrued through the Release Date.

3.                                      In exchange for Employee’s execution and non-revocation of this Agreement within thirty (30) days after the Release Date and in exchange for the other obligations that Employee owes to the Company under this Agreement, the Company agrees to deliver a check made payable to “Theresa Matkovits” in the amount of Eighty Five Thousand Dollars ($85,000), less applicable withholdings and deductions, no later than five (5) business days after Employee executes and does not revoke her execution of this Agreement.

4.                                      Employee acknowledges that she has been advised that she may be able to continue her health benefits pursuant to COBRA following the Release Date and that Employee will receive additional information regarding COBRA under separate cover.  If Employee signs and does not revoke this Agreement on or within thirty (30) days after the Release Date and if Employee elects to receive benefits pursuant to COBRA, the Company agrees to reimburse Employee’s COBRA premium for up to three (3) months (the “COBRA Payment Period”).  Employee agrees that in the event she accepts full-time employment at any time during the COBRA Payment Period and such employment offers Employee health insurance benefits, Employee will notify the Company in writing.  The Company’s obligation to pay Employee’s COBRA premium under this Agreement shall cease upon the earlier of: (i) the Company’s receipt of the written notice described in the immediately preceding sentence; or (ii) the end of the COBRA Payment Period.  To the extent that Employee elects to continue to receive COBRA benefits in accordance with applicable laws after the COBRA Payment Period, Employee shall be responsible for the entire COBRA premium to the extent permitted by applicable laws.

5.                                      The exercise period of each option to purchase shares of Company common stock granted to Employee pursuant to the Company’s 2013 Equity Incentive Plan (the “Equity Plan”) and applicable award agreements (an “Option”) that is vested as of the Release Date shall be extended to the earlier of (i) the expiration of the original term of such Option, and (ii) 2 years following the Release Date. All Options that are unvested on the Release Date shall be cancelled for no consideration on the Release Date and Employee shall have no further rights with respect thereto.  All other terms of the Options shall continue to be governed by the Plan and applicable award agreements.

6.                                      Employee agrees that she is not entitled to and will not seek any further consideration, including but not limited to, any wages, vacation pay, sick pay, disability pay, bonus compensation, profit sharing contributions, restricted stock, stock options, payment or benefit from Releasees (as defined in paragraph 7 of this Agreement) other than that to which she is entitled pursuant to paragraphs 3 and 4 of this Agreement.

7.                                      In consideration of the payments provided herein, Employee agrees to and hereby does release and discharge the Company, its agents, parents, subsidiaries, affiliates and its successors or assigns, directors, officers, consultants, attorneys, representatives and employees (collectively “Releasees”) from any and all claims, causes of action, arbitrations and demands, whether known or unknown, which she has or ever had, which are based on acts or omissions occurring up to and including the date this Agreement is fully executed, except as to the enforcement of this Agreement and any rights which cannot be waived as a matter of law.  In this release, Employee further releases Releasees from any and all compensation owed to her, including vacation pay, attorneys’ fees, bonuses, and any damages and costs Employee could recover under any statute or common law theory.  Included within this release, without limiting its scope, are claims arising out of Plaintiff’s employment or the termination of her employment based on Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990 as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the U.S. Patriot Act, the Sarbanes-Oxley Act of 2002, the Dodd—Frank Wall Street Reform and Consumer Protection Act and any other federal, state or local civil rights, disability, discrimination, retaliation or labor law, or any theory of contract, criminal, arbitral or tort law.

8.                                      This Agreement is not an admission by the Company of any liability.  The Company specifically denies and disclaims any discrimination, retaliation or injury to any person.

9.                                      The parties agree that this Agreement may not be introduced in any proceeding, except to establish the settlement and release, the breach of this Agreement, or as may be required by law or judicial directive.

10.                               Employee agrees not to directly or indirectly take, support, encourage or participate in any activity or attempted activity which in any way would disparage the Releasees.  Employee agrees not to write or speak about the Releasees in negative terms.

11.                               The parties acknowledge that the terms of this Agreement and all discussions relating to it are confidential and agree that no party will divulge the terms of this Agreement to any third party, except that Employee may divulge such terms to her immediate family, financial advisor, attorney or as required by court order, and the Company may do so to financial advisors, attorneys, to such individuals necessary for carrying out the terms and conditions of the Agreement, or as required by applicable laws, rules, regulations or court order.

12.                               Employee acknowledges and agrees that she shall continue to be bound by her post-employment obligations set forth in Sections 12 and 13 of the Employment Agreement.  Employee represents and warrants that as of her Release Date Employee has returned to the Company all property of the Company in Employee’s possession, including, but not limited to, all office equipment, computer equipment and peripherals (such as laptops, printers and memory sticks), cell phones, credit cards, keys, documents, manuals, procedures, notebooks and any other Company property or “Confidential Information” as such term is defined in Section 12 of the Employment Agreement.  In addition, Employee represents and warrants that she has deleted all of the Company’s Confidential Information from Employee’s personal computers, other memory devices and/or records.

13.                               Except as specifically set forth herein, this Agreement contains the complete understanding of the parties.  No other promises or agreements including, but not limited to, the Employment Agreement shall be binding or shall modify this Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties.

14.                               Employee agrees to cooperate with the Company with respect to any past, present or future legal matters that relate to or arise out of Employee’s employment with the Company or in the event that any claim or action is brought against the Company concerning which Employee may have knowledge or information.  Employee’s cooperation may take the form of, among other things, Employee making herself reasonably available for interviews by the Company’s counsel, providing copies of any relevant documents Employee may have, and preparing to testify and testifying at depositions, informal and formal hearings, and trials.  Such cooperation should not adversely interfere with any future positions Employee may obtain.  Nothing in the Agreement shall be construed to prohibit Employee from cooperating with and participating in any investigation by or action taken by federal, state, or local administrative agencies, regulatory agencies, or law enforcement agencies.  Furthermore, Employee’s cooperation with and participation in any investigation by, or action taken by, federal, state or local administrative agencies, regulatory agencies, or law enforcement agencies will not violate any provision of this Agreement.

15.                               This Agreement shall be governed by New Jersey law without regard to conflicts of laws principles, and any action to enforce this Agreement must be brought and heard in a court within the State of New Jersey. The parties to this Agreement consent to personal jurisdiction in New Jersey in any action commenced to enforce its terms.

16.                               The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

17.                               Employee shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding against or involving Releasees based on Employee’s employment with the Company or upon any act or omission occurring up to and including the date this Agreement is fully executed, whether as an individual or class action, under any federal, state or local laws, rules, regulations or any other basis.  Further, Employee shall not seek or accept any award or settlement from any such source or proceeding (not including unemployment insurance proceedings).  In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement.  This Agreement does not affect Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or any similar state or local agency, or to participate in any investigation conducted by the EEOC, or any similar state or local agency, but Employee acknowledges that she is not entitled to any monies other than those payments described in this Agreement.

18.                               Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures. Further, this Agreement does not limit Employee’s right to receive an award for information provided to any governmental agency or entity.

19.                               The payments provided hereunder are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations, notices and guidance promulgated thereunder (collectively, “Section 409A”).  In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on Employee under Section 409A or any damages for failing to comply with Section 409A, whether pursuant to the Employment Agreement, this Agreement or otherwise.

20.                               This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be deemed to constitute one instrument.  A signature produced by facsimile, PDF or other electronic transmission shall be deemed to be an original signature.

21.                               Employee warrants that she is fully competent to enter into this Agreement and acknowledges that she has been afforded the opportunity to review this Agreement with an attorney for at least twenty-one (21) calendar days, that she has consulted with an attorney prior to executing this Agreement, that she has read and understands this Agreement, and that she has signed this Agreement freely and voluntarily.  Further, Employee acknowledges that she has the opportunity to revoke this Agreement within seven (7) days of signing it.  If Employee timely revokes her execution of this Agreement, then Employee acknowledges that this Agreement shall be of no force or effect and Employee must return any amount received hereunder.  This Agreement must be (i) executed by Employee no sooner than the Release Date, and (ii) executed by Employee and no longer subject to revocation no later than November 11, 2018.  Employee’s execution of this Agreement prior to the Release Date or after November 11, 2018 shall render this Agreement null and void and Employee will automatically forfeit the right to receive all payments provided pursuant to paragraphs 3 and 4 of this Agreement.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  To signify their assent to the terms of this Agreement, the parties have executed this Agreement on the dates set forth under their signatures which appear below.

THERESA MATKOVITS		CONTRAVIR PHARMACEUTICALS, INC.
/s/ Theresa Matkovits
		By:	/s/ John Cavan

		Its:	CFO
Date:	10/15/18
		Date:	10/15/18